SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.1)

                                  Amersham plc
                                (Name of Issuer)

                         Ordinary Shares of 5 pence each
                         (Title of Class of Securities)

                                    G03282103
                                 (CUSIP Number)

                                December 31, 2004
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


CUSIP No. .............................................................G03282103

1)  Name of Reporting Person.......................Lehman Brothers Holdings Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-3216325

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.......................................................-0-

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..................................................-0-

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person............-0-

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9..........................0%

12)  Type of Reporting Person.................................................HC



CUSIP No. .............................................................G03282103

1) Name of Reporting
Person..............................Lehman Brothers U.K. Holdings(Delaware) Inc.

     S.S. or I.R.S. Identification No. of Above Person................22-3335453

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.......................................................-0-

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..................................................-0-

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person............-0-

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9..........................0%

12)  Type of Reporting Person.................................................CO



CUSIP No. .............................................................G03282103

1) Name of Reporting
Person................................Lehman Brothers LuxembourgInvestments Sarl

     S.S. or I.R.S. Identification No. of Above Person.......................N/A

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization.............................Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.......................................................-0-

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..................................................-0-

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person............-0-

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9..........................0%

12)  Type of Reporting Person.................................................CO


CUSIP No. .............................................................G03282103

1) Name of Reporting
Person....................................Lehman Brothers Spain Holdings Limited

     S.S. or I.R.S. Identification No. of Above Person.......................N/A

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4) Citizenship or Place of
Organization......................................................United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.......................................................-0-

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..................................................-0-

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person............-0-

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9..........................0%

12)  Type of Reporting Person.................................................CO


CUSIP No. .............................................................G03282103

1) Name of Reporting
Person..........................................Lehman Brothers UK Holdings Ltd.

     S.S. or I.R.S. Identification No. of Above Person.......................N/A

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4) Citizenship or Place of
Organization......................................................United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.......................................................-0-

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..................................................-0-

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person............-0-

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9..........................0%

12)  Type of Reporting Person.................................................CO



CUSIP No. .............................................................G03282103

1)  Name of Reporting Person........................Lehman Brothers Holdings Plc

     S.S. or I.R.S. Identification No. of Above Person................52-2038706

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization.........................United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.......................................................-0-

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..................................................-0-

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person............-0-

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9..........................0%

12)  Type of Reporting Person.................................................CO


CUSIP No. .............................................................G03282103

1) Name of Reporting
Person.....................................Lehman Brothers International(Europe)

     S.S. or I.R.S. Identification No. of Above Person.......................N/A

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4) Citizenship or Place of
Organization......................................................United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.......................................................-0-

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..................................................-0-

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person............-0-

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9..........................0%

12)  Type of Reporting Person.................................................CO


Item 1(a).    Name of Issuer:

              Amersham plc

Item 1(b).    Address of Issuer's Principal Executive Offices:

              Little Chalfont
              Bucks X0 MP79NA

Item 2(a).    Name of Person(s) Filing:

              Lehman Brothers Holdings Inc.
              Lehman Brothers U.K. Holdings (Delaware) Inc.
              Lehman Brothers Luxembourg  Investments Sarl
              Lehman Brothers Spain Holdings Limited
              Lehman Brothers UK Holdings Ltd.
              Lehman Brothers Holdings Plc
              Lehman Brothers International (Europe)


Item 2(b).    Address of Principal Business Office:

                  Lehman Brothers Holdings Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers U.K. Holdings (Delaware) Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Luxembourg Investments Sarl
                  7, Val Sainte-Croix
                  L-1371 Luxembourg

                  Lehman Brothers Spain Holdings Limited
                  25 Bank Street
                  London, E14 5LE England

                  Lehman Brothers UK Holdings Ltd.
                  25 Bank Street
                  London, E14 5LE England

                  Lehman Brothers Holdings Plc
                  25 Bank Street
                  London, E14 5LE England

                  Lehman Brothers International (Europe)
                  25 Bank Street
                  London, E14 5LE England


Item 2(c).        Citizenship or Place of Organization:

         Lehman Brothers Holdings Inc. ("Holdings") is a corporation organized under the laws of the State of Delaware.

         Lehman Brothers U.K. Holdings (Delaware) Inc. ("LB UK Holdings") is a corporation organized under the laws of the State of Delaware.

         Lehman Brothers Luxembourg Investments Sarl ("LB Sarl") is a corporation organized under the laws of Luxembourg.

         Lehman Brothers Spain Holdings Limited ("LB Spain Holdings") is a corporation organized under the laws of the United Kingdom.

         Lehman Brothers UK Holdings Ltd. ("LB UK Ltd.") is a corporation organized under the laws of the United Kingdom.

         Lehman Brothers Holdings Plc ("LBH Plc") is a corporation organized under the laws of the United Kingdom.

         Lehman Brothers International (Europe) ("LBIE") is a corporation organized under the laws of the United Kingdom.


Item 2(d).    Title of Class of Securities:

              Ordinary Shares of 5 pence each

Item 2(e).    CUSIP Number:

              G03282103

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

              (a) [ ] A broker or dealer under Section 15 of the 1934 Act
              (b) [ ] A bank as defined in Section 3(a)(6) of the 1934 Act
              (c) [ ] An insurance company as defined in Section 3(a)(19) of the
                      1934 Act
              (d) [ ] An investment company registered under Section 8 of the
                      Investment Company Act of 1940
              (e) [ ] An investment advisor in accordance with Rule
                      13d-1(b)(1)(ii)(E)
              (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)
              (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)
              (h) [ ] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (i) [ ] A church plan that is excluded from the definition of investment company under Section 3(c)(14)Of the Investment Company Act of 1940
              (j) [ ] A group, in accordance with Rule 13d-1(b)(1)(ii)(J)


Item 4.       Ownership

              (a)      Amount Beneficially Owned

                       See Item 9 of cover page.

              (b)      Percent of Class:

                       See Item 11 of cover page.

              (c) Number of shares as to which the person has:

                  (i) sole power to vote or to direct the vote
                  (ii) shared power to vote or to direct the vote
                  (iii) sole power to dispose or to direct the disposition
                  (iv) shared power to dispose or to direct the disposition

                  See Items 5-8 of cover page.

Item 5.       Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company or Control Person

                  LBIE was the actual owner of 41,374,861 Ordinary Shares of 5 pence each. LBIE is a wholly-owned subsidiary of LBH Plc, which is a wholly-owned subsidiary of LB UK Ltd., which is a wholly-owned subsidiary of LB UK Holdings, which is a wholly-owned subsidiary of LB Sarl, which is a wholly-owned subsidiary of LB Spain Holdings which is a wholly-owned subsidiary of Holdings.

                  Under the rules and regulations of the Securities and Exchange Commission, Holdings, LB UK Holdings, LB UK Ltd., LB Sarl, LB Spain Holdings and LBH Plc may have been deemed to have been the beneficial owners of the Ordinary Shares of 5 pence each which were owned by LBIE.

Item 8.       Identification and Classification of Members of the Group

                  Not Applicable

Item 9.       Notice of Dissolution of Group

                  Not Applicable


Item 10.      Certification

[ ] By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[X] By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2005

LEHMAN BROTHERS HOLDINGS INC.


By:  /s/ Barrett S. DiPaolo
     Name:  Barrett S. DiPaolo
     Title: Vice President


LEHMAN BROTHERS U.K. HOLDINGS (DELAWARE) INC.


By:   /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Authorized Signatory


LEHMAN BROTHERS UK HOLDINGS LTD.


      By: /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Authorized Signatory


LEHMAN BROTHERS LUXEMBOURG INVESTMENTS SARL


By: /s/ Barrett S. DiPaolo
    Name:  Barrett S. DiPaolo
    Title: Authorized Signatory


LEHMAN BROTHERS SPAIN HOLDINGS LIMITED


By: /s/ Barrett S. DiPaolo
    Name:  Barrett S. DiPaolo
    Title: Authorized Signatory



LEHMAN BROTHERS HOLDINGS PLC


By: /s/ Barrett S. DiPaolo
    Name:  Barrett S. DiPaolo
    Title: Authorized Signatory


LEHMAN BROTHERS INTERNATIONAL (EUROPE)


By: /s/ Barrett S. DiPaolo
    Name:  Barrett S. DiPaolo
    Title: Authorized Signatory


                       EXHIBIT A - JOINT FILING AGREEMENT

         The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) (1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: February 14, 2005

LEHMAN BROTHERS HOLDINGS INC.


By: /s/ Barrett S. DiPaolo
    Name:  Barrett S. DiPaolo
    Title: Vice President


LEHMAN BROTHERS U.K. HOLDINGS (DELAWARE) INC.


By: /s/ Barrett S. DiPaolo
    Name:  Barrett S. DiPaolo
    Title: Authorized Signatory


LEHMAN BROTHERS UK HOLDINGS LTD.


      By: /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Authorized Signatory


LEHMAN BROTHERS LUXEMBOURG INVESTMENTS SARL


By: /s/ Barrett S. DiPaolo
    Name:  Barrett S. DiPaolo
    Title: Authorized Signatory


LEHMAN BROTHERS SPAIN HOLDINGS LIMITED


By: /s/ Barrett S. DiPaolo
    Name:  Barrett S. DiPaolo
    Title: Authorized Signatory


LEHMAN BROTHERS HOLDINGS PLC


By: /s/ Barrett S. DiPaolo
    Name:  Barrett S. DiPaolo
    Title: Authorized Signatory


LEHMAN BROTHERS INTERNATIONAL (EUROPE)


By: /s/ Barrett S. DiPaolo
    Name:  Barrett S. DiPaolo
    Title: Authorized Signatory